Exhibit 10.1
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT is made and executed effective as of this                      day of                     , 2009, by and between LODGIAN, INC., a Delaware corporation (the “Company”), and                                         , an individual resident of the State of                      (the “Indemnitee”).
     WHEREAS, the Company is aware that, in order to induce highly competent persons to serve the Company as directors or officers or in other capacities, the Company must provide such persons with adequate protection through indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of the Company;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company’s stockholders that the Company act to assure such persons that there will be increased certainty of such protection in the future;
     WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will continue to serve the Company free from undue concern that they will not be so indemnified; and
     WHEREAS, the Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Company on the condition that he/she be so indemnified.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee do hereby agree as follows:
     1. Service by the Indemnitee. The Indemnitee agrees to serve and/or continue to serve as a director or officer of the Company faithfully and will discharge his/her duties and responsibilities to the best of his/her ability so long as the Indemnitee is duly elected or qualified in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Certificate”), and Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) of the Company, the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and any other applicable law in effect on the date of this Agreement and from time to time, or until his/her earlier death, resignation or removal. The Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue the employment or directorship of the Indemnitee. Nothing in this Agreement shall confer upon the Indemnitee the right to continue in the employ of the Company or as a director of the Company or affect the right of the Company to terminate the Indemnitee’s employment at any time in the sole discretion of the Company, with or without cause, subject to any contract rights of the Indemnitee created or existing otherwise than under this Agreement.

     2. Indemnification. The Company shall indemnify the Indemnitee against all Expenses (as defined below), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee as provided in this Agreement to the fullest extent permitted by the Certificate, Bylaws and DGCL or other applicable law in effect on the date of this Agreement and to any greater extent that applicable law may in the future from time to time permit.
     3. Indemnification for Expenses When Serving on Behalf of the Company. To the extent that the Indemnitee has served on behalf of or at the request of the Company as a witness or other participant in any class action or proceeding, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith, without any determination pursuant to Section 5.
     4. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, appeal or settlement of a suit, action, investigation or proceeding covered by Section 2, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee to which the Indemnitee is entitled.
     5. Procedure for Determination of Entitlement to Indemnification.
     (a) The Secretary of the Company shall, promptly upon receipt of a claim for indemnification from the Indemnitee, advise the Board of Directors in writing that Indemnitee has requested indemnification. Any Expenses incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification hereunder shall be borne by the Company. The Company hereby indemnifies and agrees to hold the Indemnitee harmless for any Expenses incurred by Indemnitee under the immediately preceding sentence irrespective of the outcome of the determination of the Indemnitee’s entitlement to indemnification.
     (b) Upon written request by the Indemnitee for indemnification in connection with the investigation, defense, appeal or settlement of a suit, action, investigation or proceeding covered by Section 2, the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination: (i) if a Change in Control (as hereinafter defined) shall have occurred, by Independent Counsel (as hereinafter defined) (unless the Indemnitee shall request in writing that such determination be made by the Board of Directors (or a committee thereof) in the manner provided for in clause (ii) of this Section 5(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; or (ii) if a Change in Control shall not have occurred, (A)(1) by the Board of Directors of the Company, by a majority vote of Disinterested Directors (as hereinafter defined) even though less than a quorum, or (2) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum, or (B) if there are no such Disinterested Directors or, even if there are such Disinterested Directors, if the Board of Directors, by the majority vote of Disinterested Directors, so directs, by Independent Counsel in a written opinion to the Board of

Directors, a copy of which shall be delivered to the Indemnitee. Such Independent Counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select, or upon failure of the Indemnitee to so approve, such Independent Counsel shall be selected by the Chancellor of the State of Delaware or such other person as the Chancellor shall designate to make such selection. Such determination of entitlement to indemnification shall be made not later than 45 days after receipt by the Company of a written request for indemnification. If the person making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably prorate such part of indemnification among such claims, issues or matters. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.
     6. Presumptions and Effect of Certain Proceedings. (a) In making a determination with respect to entitlement to indemnification, the Indemnitee shall be presumed to be entitled to indemnification hereunder and the Company shall be required to make any showing necessary to the making of any determination contrary to such presumption.
     (b) If the Board of Directors, or such other person or persons empowered pursuant to Section 5 to make the determination of whether Indemnitee is entitled to indemnification, shall have failed to make a determination as to entitlement to indemnification within 45 days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent actual fraud in the request for indemnification or a prohibition of indemnification under applicable law. The termination of any action, suit, investigation or proceeding covered by Section 2 hereof by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself adversely affect the rights of the Indemnitee to indemnification, except as may be provided herein.
     7. Advancement of Expenses. All reasonable Expenses actually incurred by the Indemnitee in connection with any threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, if so requested by the Indemnitee, within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances. The Indemnitee may submit such statements from time to time. The Indemnitee’s entitlement to such Expenses shall include those incurred in connection with any proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection therewith and shall include or be accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that Indemnitee has met the standard of conduct necessary for indemnification under the DGCL and an undertaking, executed personally by or on behalf of the Indemnitee, to repay any such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified against such Expenses by the Company pursuant to this Agreement or otherwise.
     8. Remedies of the Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses. In the event that a determination is made that the Indemnitee is not entitled to indemnification hereunder or if the payment has not been timely made following a determination of entitlement to indemnification pursuant to Sections 5 and 6, or if Expenses are not advanced pursuant to Section 7, the Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance. Alternatively, the Indemnitee may, at the Indemnitee’s option, seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not unreasonably oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim. Such judicial proceeding or arbitration shall be made de novo, and the Indemnitee shall not be prejudiced by reason of a prior determination (if so made) that the Indemnitee is not entitled to indemnification. If a determination is made or deemed to have been made pursuant to the terms of Section 5 or Section 6 hereof that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable Expenses actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).
     9. Notification and Defense of Claim. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company in writing of the commencement thereof; but the omission to so notify the Company will not relieve the Company from any liability that it may have to the Indemnitee under this Agreement or otherwise, except to the extent that the Company may suffer material prejudice by reason of such failure. Notwithstanding any other provision of this Agreement, with respect to any such action, suit or proceeding as to which the Indemnitee gives notice to the Company of the commencement thereof:
     (a) The Company will be entitled to participate therein at its own expense.
     (b) Except as otherwise provided in this Section 9(b), to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such action or lawsuit, but the fees and Expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized in writing by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action and such determination by the Indemnitee shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company, or (iii) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and Expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reached the conclusion provided for in clause (ii) above.
     (c) The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not be required to obtain the consent of Indemnitee to settle any action or claim which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and such settlement grants Indemnitee a complete and unqualified release in respect of potential liability.
     (d) If, at the time of the receipt of a notice of a claim pursuant to this Section 9, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of the policies.
     10. Other Right to Indemnification. The indemnification and advancement of Expenses provided by this Agreement are cumulative, and not exclusive, and are in addition to any other rights to which the Indemnitee may now or in the future be entitled under any provision of the Bylaws or Certificate of the Company, any vote of stockholders or Disinterested Directors, any provision of law or otherwise. Except as required by applicable law, the Company shall not adopt any amendment to its Bylaws or Certificate the effect of which would be to deny, diminish or encumber the Indemnitee’s right to indemnification under this Agreement.
     11. Director and Officer Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In the event the Company maintains directors’ and officers’ liability insurance, the Indemnitee shall be named as an insured in such manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors. However, the Company agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Company; except that any payments made to, or on behalf of, the Indemnitee under an insurance policy shall reduce the obligations of the Company hereunder. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided or if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.
     12. Spousal Indemnification. The Company will indemnify the Indemnitee’s spouse to whom the Indemnitee is legally married at any time the Indemnitee is covered under the indemnification provided in this Agreement (even if Indemnitee did not remain married to him or her during the entire period of coverage) against any pending or threatened action, suit, proceeding or investigation for the same period, to the same extent and subject to the same standards, limitations, obligations and conditions under which the Indemnitee is provided indemnification herein, if the Indemnitee’s spouse (or former spouse) becomes involved in a pending or threatened action, suit, proceeding or investigation solely by reason of his or her status as Indemnitee’s spouse, including, without limitation, any pending or threatened action, suit, proceeding or investigation that seeks damages recoverable from marital community property, jointly-owned property or property purported to have been transferred from the Indemnitee to his/her spouse (or former spouse). The Indemnitee’s spouse or former spouse also shall be entitled to advancement of Expenses to the same extent that Indemnitee is entitled to advancement of Expenses herein. The Company may maintain insurance to cover its obligation hereunder with respect to Indemnitee’s spouse (or former spouse) or set aside assets in a trust or escrow fund for that purpose.
     13. Intent. This Agreement is intended to be broader than any statutory indemnification rights applicable in the State of Delaware and shall be in addition to any other rights Indemnitee may have under the Company’s Certificate, Bylaws, applicable law or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Certificate, Bylaws, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.
     14. Attorney’s Fees and Other Expenses to Enforce Agreement. In the event that the Indemnitee is subject to or intervenes in any proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement the Indemnitee, if he/she prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against any actual expenses for attorneys’ fees and disbursements reasonably incurred by the Indemnitee.
     15. Effective Date. The provisions of this Agreement shall cover claims, actions, suits or proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. The Company shall be liable under this Agreement, to the extent specified in Section 2 hereof, for all acts and omissions of the Indemnitee while serving as a director and/or officer, notwithstanding the termination of the Indemnitee’s service, if such act was performed or omitted to be performed during the term of the Indemnitee’s service to the Company.

     16. Duration of Agreement. This Agreement shall survive and continue even though the Indemnitee may have terminated his/her service as a director, officer, employee, agent or fiduciary of the Company or as a director, officer, partner, employee, agent or fiduciary of any other entity, including, but not limited to another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise or by reason of any act or omission by the Indemnitee in any such capacity. This Agreement shall be binding upon the Company and its successors and assigns, including, without limitation, any corporation or other entity which may have acquired all or substantially all of the Company’s assets or business or into which the Company may be consolidated or merged, and shall inure to the benefit of the Indemnitee and his/her spouse, successors, assigns, heirs, devisees, executors, administrators or other legal representations. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Company and the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
     17. Disclosure of Payments. Except as required by any Federal or state securities laws or other Federal or state law, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained.
     18. Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.
     19. Counterparts. This Agreement may be executed by one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.
     20. Captions. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
     21. Definitions. For purposes of this Agreement:
(a)	“Change in Control” shall mean:

(i)	a “person” (as that term is used in Section 14(d)(2) of the Act) who becomes the beneficial owner (as defined in Rule 13d-3 under the Act) directly or indirectly of securities representing 40% or more of the combined voting power for election of directors of the then outstanding securities of the Company;

(ii)	the individuals who at the beginning of any period of two consecutive years or less (starting on or after the date of this Agreement) constitute the Company’s Board of Directors cease for any reason during such period to constitute at least a majority of the Company’s Board of Directors, unless the election or nomination for election of each new member of the Board of Directors was approved in advance by vote of at least two-thirds of the members of such Board of Directors then still in office who were members of such Board of Directors at the beginning of such period;

(iii)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than a transaction (a) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 50% of the voting power of the surviving entity immediately after the transaction; (b) where at least 50% of the directors of the surviving entity were directors of the Company at the time the Board of Directors approved the transaction (or whose nominations or elections were approved by at least two-thirds of the directors of the Company at such time as the Board of Directors approved the transaction); and (c) after which no person or group owns 30% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction;

(iv)	the consummation by the Company of (a) a consolidation, merger, reorganization or business combination, or (b) the acquisition of assets or stock in another entity, in each case, other than a transaction: (i) in which the Company’s voting securities outstanding before the consummation of the transaction continue to represent, either directly or indirectly, at least 50% of the voting power of the surviving entity immediately after the transaction; (ii) where at least 50% of the directors of the surviving entity were directors of the Company at the time the Board of Directors approved the transaction (or whose nominations or elections were approved by at least two-thirds of the directors of the Company at such time as the Board of Directors approved the transaction); and (iii) after which no person or group owns 30% or more of the voting power of the surviving entity, unless such voting power is solely as a result of voting power held in the Company prior to the consummation of the transaction; and

(v)	the shareholders approve a liquidation or dissolution other than in connection with a transaction that is not a change in control in accordance with Section 21(a)(iv) above.
     (b) “Disinterested Director” shall mean a director of the Company who is not or was not a party to the action, suit, investigation or proceeding in respect of which indemnification is being sought by the Indemnitee.
     (c) “Expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, in each case to the extent reasonable.
     (d) “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.
     22. Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement and understanding of the parties hereto regarding the subject matter hereof, and no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement shall limit or restrict any right of the Indemnitee under this Agreement in respect of any act or omission of the Indemnitee prior to the effective date of such supplement, modification or amendment unless expressly provided therein.
     23. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand with receipt acknowledged by the party to whom said notice or other communication shall have been directed or if (ii) mailed by certified or registered mail, return receipt requested with postage prepaid, on the date shown on the return receipt:

(a)	If to the Indemnitee to:

(b)	If to the Company, to:

Lodgian, Inc. 3445 Peachtree Road, N.E. Suite 700 Atlanta, Georgia 30326 Attention: General Counsel

with a copy to:

King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 Attention: Alan J. Prince
or to such other address as may be furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.
     24. Governing Law. The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LODGIAN, INC.

By

Name:

Title:

INDEMNITEE:

By

Name: